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                    COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

                                   Exhibit 21

                         Subsidiaries of the Registrant



Exclusive of inactive subsidiaries, the Registrant as of March 22, 2001 had the following subsidiaries:


                                                    Place of
         Name                                    Incorporation
         ----                                    -------------

  CompuCom Properties, Inc.                        Delaware

  The Computer Factory Inc.                        New York

  International Micronet Systems                   California

  CSI Funding, Inc.                                Delaware